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                                                                   EXHIBIT 10.15



                              GOVERNANCE AGREEMENT

        IT IS HEREBY AGREED between Abgenix, Inc. ("Abgenix"} and CELL GENESYS, INC. ("Cell Genesys") that the following provisions with respect to the relationship between the parties shall be binding obligations on each of them.

Guiding Principles

        1. It is the mutual interest of the parties that Abgenix be independently financeable at this time and ultimately financeable as a public company.

        2. It is the mutual interest of the parties that Abgenix have entrepreneurial independent management and access to collaborative partners other than Cell Genesys, although Cell Genesys is a preferred collaborator in areas of interest to Cell Genesys.

        THE PARTIES THEREFORE AGREE as follows:

        1.     Directors.

        1.1 For so long as Cell Genesys or any of its subsidiaries (collectively, "CG") owns 80% or more of the outstanding Abgenix Voting Stock other than shares held by employees and directors and former employees and directors of Abgenix, then CG shall be entitled to nominate three out of five directors (one of whom shall be an officer of Cell Genesys, who shall serve as chairman of the Board of Abgenix), the chief executive officer ("CEO") of Abgenix shall be nominated as the fourth director, and CG shall nominate a fifth director with the approval of the CEO of Abgenix.

        1.2 So long as CG owns, or is part of a group that owns, (i) a majority of the outstanding Abgenix Voting Stock CG (or such group) will have the right to nominate three out of five Abgenix directors, (ii) less than a majority but greater than 25% of the outstanding Abgenix Voting Stock, CG (or such group) will have the right to nominate two out of five Abgenix directors,
UV) less than 25% but greater than 15% of the outstanding Abgenix Voting Stock, CG (or such group) will have the right to designate one out of five Abgenix directors. To the extent that Abgenix shall increase or decrease the authorized number of Directors, the foregoing numbers shall be proportionately adjusted and rounded to the nearest whole number. Directors not nominated by CG shall be nominated by the Independent Directors as part of the management slate to be presented to the stockholders for election.








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        1.3    CG and each officer and director of Abgenix who owns Voting Stock shall agree to vote for the persons nominated in accordance with this Section.

        1.4 If necessary in order to make this provision enforceable under applicable state law, CG will enter into a voting trust agreement, and, in such event, it shall be a requirement for each Abgenix officer and director who wishes to acquire stock in Abgenix to enter into the same voting trust agreement.

        2. Change of Control in Cell Genesys. It is the intent of the parties that, for so long as CG owns or controls at least a majority of the Abgenix Voting Stock, upon the closing of a merger of Cell Genesys with or into another corporation in which Cell Genesys is not the surviving corporation (or if Abgenix is merged with or into Cell Genesys in anticipation of such merger, then upon the closing of the merger of Abgenix with or into Cell Genesys), unless the acquiring corporation and Abgenix enter into a governance agreement acceptable to a majority of the Independent Directors of Abgenix, then each share of Abgenix Voting Stock held by a director or employee of Abgenix or Cell Genesys shall immediately become fully vested, and each option to acquire a share of Abgenix Voting Stock held by a director or employee of Abgenix or Cell Genesys shall immediately become exercisable in full and remain exercisable for a period of at least 30 days after the date of notice to the option holder. The parties agree to use their reasonable best efforts to effectuate this intent, including without limitation in pursuing a permit from the California Department of Corporations.

        3. Market Standoff. Conditioned upon similar agreements for the same period of time entered into by other significant shareholders and key officers and directors, as reasonably requested by the lead underwriter in an IPO or subsequent registered offering of Abgenix, CG will not sell, directly or indirectly, in the public market any Abgenix shares without the written consent of Abgenix and the lead underwriter in the offering for a period of up to six months after the offering.

        4. Transactions between the Parties. For so long as CG owns or controls at least a majority of Abgenix Voting Stock, material transactions between Cell Genesys and Abgenix will be approved by a majority of the Independent Directors of Abgenix or otherwise will be on terms that are fair to Abgenix (the burden of proof being on Cell Genesys to demonstrate fairness).

        5. Third Party Financing. The parties shall use reasonable efforts to conclude a third party private financing for Abgenix with proceeds of approximately $10 million within one year of the date of this Agreement.

        6. Publicity. The parties acknowledge that it is their mutual interest to coordinate, as appropriate, public relation and investor relation communications. Cell Genesys acknowledges


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the importance of allowing Abgenix to build name recognition among investment and other publics. Cell Genesys agrees that it will allow Abgenix to issue press releases in its own name or jointly with Cell Genesys, as provided below. Abgenix acknowledges that Cell Genesys, as a public company, has obligations regarding public disclosure. In recognition of the above, and for as long as CG owns or controls at least a majority of the Abgenix Voting Stock, Abgenix agrees not to issue any press releases or make any public disclosures (including at scientific or other conferences) without the consent of Cell Genesys. Cell Genesys' consent to press releases or public disclosures shall be granted or withheld in the sole discretion of tell Genesys. Cell Genesys will make reasonable efforts to allow Abgenix to review all Cell Genesys press releases and public disclosures that relate to Abgenix. If Abgenix objects to a proposed public disclosure by Cell Genesys that is not required by law or stock exchange regulation, the parties shall discuss the matter in good faith. Notwithstanding the foregoing, the parties shall readdress publicity by Abgenix in the event that Abgenix registers a class of Voting Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act") while the provisions of this Section 6 remain in effect.

        7.     Certain Definitions. As used in this Agreement.

               (a) The term "Independent Directors of Abgenix" means the CEO of Abgenix and those directors of Abgenix who are not also directors, officers or employees of Cell Genesys.

               (b)    The term "group" shall have the meaning comprehended by
Section 13-3(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder.

               (c) The term "person" shall mean any person, individual, corporation, partnership, trust or other nongovernmental entity or any governmental agency, court, authority or other body (whether foreign, federal, state, local or otherwise).

               (d) The term "Voting Stock" means the Common Stock, Preferred Stock and any other securities issued by Abgenix having the ordinary power to vote in the election of directors of Abgenix (other than securities having such power only upon the happening of a contingency).

        8.     Miscellaneous.

        8.1 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.


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        8.2    Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of California applicable to agreements made and to be performed in such jurisdiction.

        8.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

        8.4 Headings. The headings of this Agreement are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

        8.5 Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be sent by facsimile transmission or mailed by registered or certified mail addressed to the party to whom such notice is required or permitted to be given. All notices shall be deemed to have been given when transmitted if given by facsimile and confirmation of receipt is received or, if mailed, forty-eight hours after mailed as evidenced by the postmark at the point of mailing.

        All notices to Cell Genesys shall be addressed as follows:

        Cell Genesys, Inc.
        322 Lakeside Drive
        Foster City, CA 94404
        Attention: President
        Facsimile: (415) 358-9316

        All notices to the Abgenix shall be addressed as follows:

        Abgenix, Inc.
        324 Lakeside Drive
        Foster City, CA 94404
        Attention: President
        Facsimile: (415) 358-0318

Either party may, by written notice to the other, designate a new address or number to which notices to the party giving the notice shall thereafter be mailed or sent.

        8.6 Amendment and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Abgenix and Cell Genesys.

        8.7 Severability. If any provisions hereof shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be thereafter amended by the parties hereto such that it is thereafter legal, valid and enforceable and gives effect to the intention of the parties, but in any event the illegality or unenforceability of such provision


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shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

        8.8 Aggregation of Stock. All shares of Voting Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

        8.9 Affiliates and Subsidiaries. The terms and conditions of this Agreement shall be binding upon Cell Genesys' affiliates and subsidiaries.

        8.10 Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking or any action or the expiration of any right required to be granted herein shall be a Saturday or a Sunday or shall be a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a legal holiday.

        IN WITNESS WHEREOF, the parties hereto have executed this Governance Agreement as of the date first above written.


                                       ABGENIX, INC.

                                       /s/ R. Scott Greer
                                       R. Scott Greer
                                       President and Chief Executive Officer


                                       CELL GENESYS, INC.

                                       [SIG]


                                       Stephen A. Sherwin
                                       President and Chief Executive Officer








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